Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Executive Vice President & CFO/COO
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces Quarterly Results Hold Steady

Annapolis, MD (July 15, 2014) – Severn Bancorp, Inc., (Nasdaq: SVBI) (“Company”) parent company of Severn Savings Bank, FSB (“Severn”), today announced net income of $824,000 or $.02 per share for the second quarter of 2014, an increase of approximately 255% compared to net income of $232,000 or ($.01) per share for the second quarter of 2013. Earnings for the second quarter this year are also holding fairly steady compared to net income of $867,000 or $.03 per share compared to the first quarter of 2014. Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends. Severn also continues to see a downward trend in problem assets.

“As one of the area’s last remaining community banks we remain committed to our market,” stated Alan J. Hyatt, president and chief executive officer. Mr. Hyatt continued, “We look forward to growing the bank and continuing the services we provide, including commercial and mortgage lending in our Anne Arundel County marketplace.  We have good things on the horizon. We are excited about our new COO joining our management team and new technology and service offerings. I am optimistic that the second half of 2014 will be a good one for Severn.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $790 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.
# # #

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013

Summary Operating Results:
Interest income	$7,808	$7,922	$7,983	$8,321	$8,575
Interest expense	2,130	2,115	2,204	2,301	2,364
Net interest income	5,678	5,807	5,779	6,020	6,211
Provision for loan losses	(19)	200	3,700	12,200	300
Net interest income (loss) after provision for loan losses	5,697	5,607	2,079	(6,180)	5,911
Non-interest income	962	976	1,011	1,229	1,754
Non-interest expense	5,835	5,706	8,562	7,421	7,343
Income (loss) before income tax provision	824	877	(5,472)	(12,372)	322
Income tax provision	-	10	-	8,176	90
Net income (loss)	$824	$867	$(5,472)	$(20,548)	$232

Per Share Data:
Basic earnings (loss) per share	$0.02	$0.03	$(0.58)	$(2.08)	$(0.01)
Diluted earnings (loss) per share	$0.02	$0.03	$(0.58)	$(2.08)	$(0.01)
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,067,379	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,104,751	10,103,153	10,066,679	10,066,679	10,108,470

Performance Ratios:
Return on average assets	0.10%	0.11%	-0.66%	-2.45%	0.03%
Return on average equity	1.01%	1.06%	-6.31%	-19.07%	0.21%
Net interest margin	3.19%	3.23%	3.15%	3.21%	3.29%
Efficiency ratio*	88.24%	84.90%	88.16%	83.51%	76.03%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013

Balance Sheet Data:
Total assets	$788,653	$793,433	$799,603	$815,198	$839,053
Total loans receivable	617,507	614,986	614,552	608,769	642,801
Allowance for loan losses	(10,828)	(11,225)	(11,739)	(12,270)	(12,765)
Net loans	606,679	603,761	602,813	596,499	630,036
Deposits	555,780	562,964	571,249	580,915	583,271
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	83,550	83,202	82,769	88,496	109,313
Bank's Tier 1 core capital to total assets	13.4%	13.2%	12.9%	13.3%	14.9%
Book value per share	$5.65	$5.62	$5.57	$6.14	$8.21

Asset Quality Data:
Non-accrual loans	$13,952	$12,567	$11,035	$22,771	$37,537
Foreclosed real estate	5,138	5,561	8,972	13,877	13,297
Total non-performing assets	19,090	18,128	20,007	36,648	50,834
Total non-accrual loans to net loans	2.3%	2.1%	1.8%	3.8%	6.0%
Total non-accrual loans to total assets	1.8%	1.6%	1.4%	2.8%	4.5%
Allowance for loan losses	10,828	11,225	11,739	12,270	12,765
Allowance for loan losses to total loans	1.8%	1.8%	1.9%	2.0%	2.0%
Allowance for loan losses to total non-accrual loans	77.6%	89.3%	106.4%	53.9%	34.0%
Total non-performing assets to total assets	2.4%	2.3%	2.5%	4.5%	6.1%
Non-accrual troubled debt restructurings (included above)	2,419	2,390	2,091	4,750	5,908
Performing troubled debt restructurings	30,147	33,149	34,827	39,548	45,851